Exhibit 2.2

Execution Version

ASSET PURCHASE AND SALE AGREEMENT

by and among

ATHENE ANNUITY AND LIFE COMPANY,

ATHENE ANNUITY & LIFE ASSURANCE COMPANY,

and

APOLLO COMMERCIAL REAL ESTATE FINANCE, INC.

Dated: February 26, 2016

5.3	Consents and Approvals	16
5.4	Public Announcements and Disclosure	17
5.5	Exclusivity	17
5.6	Post-Transfer Remittances	17
ARTICLE VI Conditions to Closing		18
6.1	Conditions to All Parties’ Obligations	18
6.2	Conditions to Seller’s Obligations	18
6.3	Conditions to Buyers’ Obligations	19
ARTICLE VII Deliveries by Seller at Closing		19
7.1	Officer’s Certificate	19
7.2	Receipt	19
7.3	Further Instruments	20
ARTICLE VIII Deliveries by Buyer at Closing		20
8.1	Officer’s Certificate	20
8.2	Receipt	20
8.3	Closing Consideration Amount	20
ARTICLE IX Survival		20
9.1	Survival	20
ARTICLE X Termination		21
10.1	Termination	21
10.2	Procedure and Effect of Termination	22
ARTICLE XI Miscellaneous		22
11.1	Expenses	22
11.2	Notices	22
11.3	Governing Law	25
11.4	Entire Agreement	25
11.5	Severability	25
11.6	Amendment	26
11.7	Effect of Waiver or Consent	26
11.8	Parties in Interest; Limitation on Rights of Others	26
11.9	Assignability	26
11.10	Jurisdiction; Court Proceedings; Waiver of Jury Trial	27
11.11	No Other Duties	27
11.12	Reliance on Counsel and Other Advisors	27

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11.13	Remedies	27
11.14	Specific Performance	27
11.15	Counterparts	28
11.16	Further Assurance	28

EXHIBIT A:	Unallocated Assets

EXHIBIT A-1:	Athene Iowa Asset Schedule

EXHIBIT A-2:	Athene Delaware Asset Schedule

SCHEDULE 1:	Pricing Methodology

SCHEDULE 2.2:	Sale and Purchase of Assets Prior to Closing

SCHEDULE 3.3:	No Violation

SCHEDULE 3.4(a):	Authorization and Consents

SCHEDULE 3.4(b):	Repurchase Agreements

- iii -

ASSET PURCHASE AND SALE AGREEMENT

ASSET PURCHASE AND SALE AGREEMENT, dated as of February 26, 2016, by and among Athene Annuity and Life Company, an Iowa stock life insurance company (“Athene Iowa”), Athene Annuity & Life Assurance Company, a Delaware stock life insurance company (“Athene Delaware” and, together with Athene Iowa, “Buyers” and each, a “Buyer”), and Apollo Commercial Real Estate Finance, Inc., a Maryland corporation (“Seller”).

RECITALS

WHEREAS, Seller has entered into that certain Agreement and Plan of Merger, dated as of the date hereof (the “Merger Agreement”), with Apollo Residential Mortgage, Inc., a Maryland corporation (“AMTG”), and Arrow Merger Sub, Inc., a Maryland corporation and wholly-owned subsidiary of Seller (“Merger Sub”), pursuant to which AMTG will merge with Merger Sub (the “First Merger”), with AMTG surviving the First Merger as a subsidiary of Seller and, thereafter, AMTG will merge with and into Seller (the “Second Merger” and, together with the First Merger, the “Mergers”) with Seller surviving the Second Merger;

WHEREAS, immediately following, and subject to, the consummation of the First Merger, Seller will indirectly own 100% of the Assets;

WHEREAS, Buyers desire to purchase from Seller or its applicable Subsidiaries, and Seller desires to sell, or to cause its applicable Subsidiaries to sell, to Buyers, the Assets upon the terms and subject to the conditions hereinafter set forth;

WHEREAS, on the date hereof, Athene USA Corporation, an Iowa corporation (“Athene USA”), and Seller are entering into that certain stock purchase agreement, pursuant to which Athene USA agreed to purchase shares of Seller’s common stock following the consummation of the Mergers, upon the terms and subject to the conditions set forth therein (the “Stock Purchase Agreement”); and

WHEREAS, on the date hereof, Athene USA has delivered that certain debt commitment letter to Seller, pursuant to which, upon the terms and subject to the conditions set forth therein, Seller may draw up to $200,000,000 (subject to potential reduction pursuant to the terms thereof) under a term facility (the “Loan Agreement”) which would be provided pursuant to the debt commitment letter (the “Debt Financing”).

NOW THEREFORE, in consideration of the premises and the representations, warranties, covenants and agreements contained in this Agreement, and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE I

Definitions and Rules of Construction

1.1 Definitions.

As used in this Agreement, the following terms shall have the meanings set forth below:

“Affiliate” means, as to any Person, any other Person that, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person. For purposes of this definition, “control” of a Person means the power, directly or indirectly, either to (a) vote 10% or more of the securities having ordinary voting power for the election of directors of such Person or (b) direct or cause the direction of the management and policies of such Person, whether by contract or otherwise; provided that, for purposes of this Agreement, neither Seller nor any Subsidiary thereof shall constitute an Affiliate of any Buyer, and no Buyers nor any Subsidiary thereof shall constitute an Affiliate of Seller.

“Agreement” means this Asset Purchase and Sale Agreement, as it may be amended from time to time.

“AMTG” has the meaning set forth in the Recitals.

“Ancillary Documents” means the documents being executed and delivered in connection with this Agreement and the Contemplated Transactions, including the receipt for the Closing Consideration Amount (in each case as such documents may be supplemented, amended or modified from time to time).

“Assets” means, collectively, the assets listed on Exhibit A, the Athene Iowa Assets and the Athene Delaware Assets.

“Athene Delaware Assets” shall mean each of the assets set forth on Exhibit A-2 attached hereto, including the gross amount (without deducting any related costs, including taxes, internal and external costs for any vendor or service provider and the costs of any repurchase or other financing of such asset) of any principal, interest or other proceeds paid to Seller, AMTG or any of their respective Subsidiaries with respect to such asset or otherwise paid on or in respect of such asset from and after the Pricing Date through and including the Closing Date (or a later Post-Closing Transfer Date, if applicable); provided, however, that Exhibit A-2 may be amended in accordance with Section 2.2(b) to (i) add any asset not currently set forth thereon that is purchased by AMTG, which thereafter will constitute an Athene Delaware Asset, or (ii) remove any asset currently set forth thereon that is sold by AMTG, which thereafter will no longer constitute an Athene Delaware Asset.

“Athene Delaware Consideration Amount” has the meaning set forth in Section 2.5(a).

“Athene Iowa Assets” shall mean each of the assets set forth on Exhibit A-1 attached hereto, including the gross amount (without deducting any related costs, including taxes, internal and external costs for any vendor or service provider and the costs of any repurchase or other financing of such asset) of any principal, interest or other proceeds paid to Seller, AMTG or any of their respective Subsidiaries with respect to such asset or otherwise paid on or in respect of such asset from and after the Pricing Date through and including the Closing Date (or a later Post-Closing Transfer Date, if applicable); provided, however, that Exhibit A-1 may be amended in accordance with Section 2.2(b) to (i) add any asset not currently set forth thereon that is purchased by AMTG, which thereafter will constitute an Athene Iowa Asset, or (ii) remove any asset currently set forth thereon that is sold by AMTG, which thereafter will no longer constitute an Athene Iowa Asset.

“Athene Iowa Consideration Amount” has the meaning set forth in Section 2.5(a).

“Athene USA” has the meaning set forth in the Recitals.

“Business Day” means any day other than a Saturday, Sunday or day on which banks are closed in New York, New York. If any period expires on a day which is not a Business Day or any event or condition is required by the terms of this Agreement to occur or be fulfilled on a day which is not a Business Day, such period shall expire or such event or condition shall occur or be fulfilled, as the case may be, on the next succeeding Business Day.

“Buyer Material Adverse Effect” means, with respect to a Buyer, any Event that would be reasonably likely to prevent or materially delay such Buyer’s ability to consummate the Contemplated Transactions.

“Buyer Representative” means Athene USA.

“Buyers” has the meaning set forth in the Preamble.

“Closing” has the meaning set forth in Section 2.1.

“Closing Consideration Amount” has the meaning set forth in Section 2.5(a).

“Closing Date” has the meaning set forth in Section 2.1.

“Closing Date Calculation Notice” has the meaning set forth in Section 2.5(b).

“Code” means the Internal Revenue Code of 1986, as amended from time to time, or corresponding provisions of subsequent superseding federal revenue Laws.

“Consents” has the meaning set forth in Section 3.4(a).

“Contemplated Transactions” means the purchase and sale of the Assets as contemplated by this Agreement and the Ancillary Documents.

“Contract” means any legally binding contract, agreement, license, lease, commitment, understanding or other obligation, whether oral or written.

“Cross-Receipt” has the meaning set forth in Section 7.2.

“Debt Financing” has the meaning set forth in the Recitals.

“DTC” means the Depository Trust & Clearing Corporation.

“Event” means any change, effect, development, circumstance, condition, state of facts, event or occurrence.

“Excluded Assets” has the meaning set forth in Section 2.4.

“First Merger” has the meaning set forth in the Recitals.

“GAAP” means United States Generally Accepted Accounting Principles.

“Governmental Entity” means any court, arbitral tribunal, administrative agency or commission or other governmental or other regulatory authority or agency, whether foreign, federal, state, local or supernational.

“Injunction” has the meaning set forth in Section 6.1(a).

“Joinder Agreement” means the letter agreement between Seller and Athene Holding, Ltd. dated December 23, 2015.

“Law” means any statute, code, rule, regulation, order, ordinance, judgment or decree or other pronouncement of any Governmental Entity having the effect of law.

“Lien” means any charge, claim, community property interest, pledge, condition, equitable interest, lien (statutory or other), encumbrance, option, security interest, mortgage, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership.

“Litigation” means any claim, action, suit, arbitration, alternative dispute resolution action or any other judicial or administrative proceeding, in Law or equity.

“Loan Agreement” has the meaning set forth in the Recitals.

“Mergers” has the meaning set forth in the Recitals.

“Merger Agreement” has the meaning set forth in the Recitals.

“Merger Sub” has the meaning set forth in the Recitals.

“Nonassignable Asset” has the meaning set forth in Section 2.3(a).

“Notice of Disagreement” has the meaning set forth in Section 2.6(a).

“Order” means an order, judgment, injunction, award, stipulation, decree, writ, ruling, subpoena, or verdict, entered, issued, made or rendered by a Governmental Entity.

“Outside Purchase Date” has the meaning set forth in Section 2.3(b).

“Person” or “person” means an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Entity, person (including a “person” as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder) or other entity or organization.

“Post-Closing Transfer Date” has the meaning set forth in Section 2.3(b).

“Pricing Date” has the meaning set forth in the Merger Agreement.

“Proxy Statement” has the meaning set forth in the Merger Agreement.

“Regulatory Approval” means (i) with respect to Athene Iowa, any Consent with respect to the Contemplated Transactions required by the Iowa Insurance Division and (ii) with respect to Athene Delaware, any Consent with respect to the Contemplated Transactions required by the Delaware Department of Insurance.

“Repurchase Agreements” means the repurchase agreements and related agreements in respect of borrowings (though documented as sales and subsequent repurchases) collateralized by the Assets.

“Required Consent” means each Consent set forth on Schedule 3.4(a).

“Resolution Notice” has the meaning set forth in the Section 2.6(a).

“Second Merger” has the meaning set forth in the Recitals.

“Seller” has the meaning set forth in the Preamble.

“Seller Material Adverse Effect” means any Event that, individually or in the aggregate, (A) would be reasonably likely to prevent or materially delay Seller’s ability to consummate the Contemplated Transactions or (B) is materially adverse to the value of the Assets, taken as a whole; provided, however, that, for purposes of this clause (B) no Event resulting or arising from the following shall be deemed to constitute a Seller Material Adverse Effect or shall be taken into account when determining whether a Seller Material Adverse Effect has occurred or is reasonably likely to exist or occur: (i) any change in general United States or global economic conditions or in the capital, financial, credit, mortgage or securities markets generally, including changes in interest or exchange rates, (ii) any condition (or change therein) in the industry in which Seller operates, (iii) any change in Law, GAAP or interpretation thereof or in legal, political and/or regulatory conditions, (iv) any action taken at the request of the Buyer Representative, (v) any Event attributable to the announcement or pendency of this Agreement and the Contemplated Transactions, including any litigation arising therefrom, (vi) any failure by Seller or AMTG to meet any internal or published projections, estimates or expectations of Seller’s or AMTG’s revenue, earnings or other financial performance or results of operations for any period in and of itself (it being understood that any Event giving rise or contributing to any such failure or change that is not otherwise excluded from the definition of a “Seller Material Adverse Effect” may be taken into account) or (vii) any Event arising out of changes in geopolitical conditions, acts of terrorism or sabotage, war (whether or not declared), the commencement, continuation or escalation of a war, acts of armed hostility, natural disasters or other force majeure events, including any material worsening of such conditions threatened or existing as of the date of this Agreement; provided that notwithstanding the foregoing, with respect to clauses (i), (ii), (iii) and (vii) above, any such effect shall be taken into account in determining whether a Seller Material Adverse Effect has occurred or is reasonably likely to exist or occur only to the extent that such effect disproportionately adversely affects Seller or the Assets as compared to other companies in same industry in which the Seller operates or other assets similar to the Assets.

“Stock Purchase Agreement” has the meaning set forth in the Recitals.

“Stockholders Meeting” has the meaning set forth in the Merger Agreement.

“Subsidiary” or “Subsidiaries”, when used with respect to any Person, means any corporation, limited liability company, partnership or other organization, whether incorporated or unincorporated, that (x) is consolidated with such Person for financial reporting purposes under GAAP, or (y) of which (i) at least a majority of the outstanding shares of capital stock of, or other equity interests, having by their terms ordinary voting power to elect the board of directors or others governing body with respect to such corporation or other organization is, at the time of determination, directly or indirectly owned or controlled by such Person or by any one or more of its Subsidiaries, or by such Person and one or more of its Subsidiaries or (ii) with respect to a partnership, such Person or any other Subsidiary of such Person is a general partner of such partnership.

“Tax” or “Taxes” means any and all taxes, levies, duties, tariffs, imposts and other similar charges and fees (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any Governmental Entity or domestic or foreign taxing authority, including, income, franchise, windfall or other profits, gross receipts, premiums, property, sales, use, net worth, capital stock, payroll, employment, social security, workers’ compensation, unemployment compensation, excise, withholding, ad valorem, stamp, transfer, value-added, gains tax and license, abandoned property, escheat, registration and documentation fees, severance, occupation, environmental, customs duties, disability, real property, personal property, registration, alternative or add-on minimum, or estimated tax, including any interest, penalty, or addition thereto, whether disputed or not.

“Treasury Regulations” means the regulations promulgated under the Code, as amended from time to time (including any successor regulations).

1.2 Rules of Construction.

Unless the context otherwise requires:

(a) a capitalized term has the meaning assigned to it;

(b) an accounting term not otherwise defined has the meaning assigned to it in accordance with GAAP;

(c) references in the singular or to “him,” “her,” “it,” “itself,” or other like references, and references in the plural or the feminine or masculine reference, as the case may be, shall also, when the context so requires, be deemed to include the plural or singular, or the masculine or feminine reference, as the case may be;

(d) references to Articles, Sections, Exhibits and Schedules shall refer to articles, sections, exhibits and schedules of this Agreement, unless otherwise specified;

(e) references to any party to this Agreement or any other agreement or document shall be deemed to refer to any Person that becomes (or became, if applicable in the case of an agreement or document other than this Agreement) a successor or permitted assign of such party, upon the occurrence thereof;

(f) references to any agreement or other document shall be to such agreement or other document (together with the schedules, exhibits and other attachments thereto) as it may have been or may hereafter be amended, modified, supplemented, waived or restated from time to time in accordance with its terms and the terms hereof (if applicable thereto);

(g) the headings in this Agreement are for convenience and identification only and are not intended to describe, interpret, define or limit the scope, extent or intent of this Agreement or any provision thereof;

(h) this Agreement shall be construed without regard to any presumption or other rule requiring construction against the party that drafted and caused this Agreement to be drafted;

(i) all monetary figures shall be in U.S. dollars unless otherwise specified; and

(j) references to “including” in this Agreement shall mean “including, without limitation,” whether or not so specified.

ARTICLE II

Purchase and Sale

2.1 Closing.

The closing of the Contemplated Transactions (the “Closing”) will take place at the offices of Fried, Frank, Harris, Shriver & Jacobson LLP, One New York Plaza, New York, NY 10004, immediately following the consummation of the First Merger in accordance with the terms of the Merger Agreement; provided, that the conditions set forth in Article VI have been satisfied or waived in accordance with this Agreement (other than any such conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or, to the extent permitted hereunder, waiver of such conditions at the Closing), or on such other date as the Buyer Representative and Seller may otherwise agree. The day on which the Closing actually occurs is referred to herein as the “Closing Date.”

2.2 Sale and Purchase of the Assets.

(a) Subject to the terms and conditions set forth in this Agreement, at the Closing, (i) Seller shall, and shall cause its applicable Subsidiaries to, sell, transfer, assign and deliver (or cause to be sold, transferred, assigned and delivered) to Athene Iowa, and Athene Iowa shall purchase and acquire, all of Seller’s and its applicable Subsidiaries’ right, title and interest in and to the Athene Iowa Assets (other than any Nonassignable Assets), free and clear of all Liens and (ii) Seller shall, and shall cause its applicable Subsidiaries to, sell, transfer, assign and deliver (or cause to be sold, transferred, assigned and delivered) to Athene Delaware, and Athene Delaware shall purchase and acquire, all of Seller’s and its applicable Subsidiaries’ right, title and interest in and to the Athene Delaware Assets (other than any Nonassignable Assets), free and clear of all Liens.

(b) Exhibit A lists all of the Assets as of the date hereof. On a weekly basis, from the date hereof until the date that is 10 days prior to the scheduled date of the Stockholders Meeting as set forth in the Proxy Statement, the Buyer Representative and Seller will update Exhibits A, A-1 and A-2 to reflect (i) the purchase or sale of any Asset that complies with Schedule 2.2(b), (ii) the allocation of the Assets listed on Exhibit A between Exhibit A-1 and Exhibit A-2 as specified by the Buyer Representative in its sole discretion and (iii) any change in the allocation of the Assets between Exhibit A-1 and Exhibit A-2 as the Buyer Representative may specify in its sole discretion; provided, however, that no such allocation or change in allocation will be permitted if it would delay or impair the ability of the applicable Buyer to purchase the Assets on the Closing Date pursuant to the terms and conditions of this Agreement. If, as of the tenth (10th) day prior to the scheduled date of the Stockholders Meeting as set forth in the Proxy Statement, any Asset listed on Exhibit A has not been allocated by the Buyer Representative to Exhibit A-1 or Exhibit A-2, then such Asset shall be deemed to be allocated to Exhibit A-1. Following the Closing Date, the Buyer Representative and Seller will update Exhibits A-1 and A-2 to reflect any change in the allocation of the Nonassignable Assets between Exhibits A-1 and A-2 as the Buyer Representative may specify in its sole discretion; provided, however, that no such change in allocation will be permitted if it would delay or impair the ability of the applicable Buyer to purchase the Nonassignable Assets on the applicable Post-Closing Transfer Date pursuant to the terms and conditions of this Agreement.

2.3 Nonassignable Assets.

(a) Notwithstanding anything in this Agreement to the contrary, but without limiting Section 5.1(c), this Agreement shall not obligate Seller to sell, transfer or assign any Asset at the Closing if the attempted sale, transfer or assignment thereof would (i) constitute a breach of any obligation of Seller or any of its Subsidiaries under any Contract (including any Repurchase Agreement) to which such Asset is subject, (ii) require Seller to pay a termination or transfer fee (however described) under any Contract, or (iii) require a Required Consent that has not been obtained as of the Closing Date (a “Nonassignable Asset”).

(b) Without limiting Section 5.1(c), if, on any date after the Closing Date and through to the date that is fifteen (15) Business Days after the Closing Date, or such later date as mutually agreed by the Buyer Representative and Seller (the “Outside Purchase Date”), (i) all Required Consents required to permit the sale, transfer or assignment of a Nonassignable Asset to the applicable Buyer have been obtained, (ii) the assignment of such Nonassignable Asset to the applicable Buyer would not require Seller to pay a termination or transfer fee (however described) under a Repurchase Agreement or other Contract (or such fee has, at the sole discretion of Seller or to the extent required to comply with Section 5.1(c), been paid) and (iii) the representations and warranties set forth in Section 3.5 with respect to such Nonassignable Asset are true and correct as of such date and through and as of the date on which such Nonassignable Asset is transferred, conveyed and delivered to the applicable Buyer as though made at and as of such date (or Buyer Representative waives such condition), then Seller shall deliver written notice to the Buyer Representative specifying each such Nonassignable Asset and a closing date at least two (2) Business Days and no more than five (5) Business Days after the date of such notice for the sale, transfer or assignment of each such Nonassignable Asset to the applicable Buyer (a “Post-Closing Transfer Date”). On each Post-Closing Transfer Date, (i) Seller shall, and shall cause its applicable Subsidiaries to, sell, transfer, assign and deliver (or cause to be sold, transferred, assigned and delivered) to each applicable Buyer all of Seller’s and its applicable Subsidiaries’ right, title and interest in and to each Nonassignable Asset to which such Post-Closing Transfer Date relates free and clear of all Liens, (ii) subject to Section 2.6, each applicable Buyer shall pay to Seller or its applicable Subsidiary (or its designee(s)) the purchase price with respect to each such Nonassignable Asset calculated in accordance with Schedule 1, except to the extent such Nonassignable Asset was previously taken into account in the calculation of the Closing Consideration Amount, and (iii) each applicable Buyer and each of Seller or any of its applicable Subsidiaries shall deliver counterpart signature pages to a Cross-Receipt in respect of such sales, executed by a duly authorized representative of each such Buyer and Seller or its applicable Subsidiary.

(c) If each Buyer stands ready, willing and able to effect the purchase of the Assets at all times during the period from and including the Closing Date through and including the Outside Purchase Date, and Seller shall have failed to transfer to Buyers, at the Closing and all Post-Closing Transfer Dates, collectively, all of the Assets, then, from and after the Outside Purchase Date, it shall not sell, transfer, assign or deliver to any other Person or otherwise dispose of any of the Nonassignable Assets without first providing Buyers with a right of first offer and right of first refusal with respect to such Nonassignable Asset; provided, however, that at such time as Seller shall have transferred to Buyers, in the aggregate on and after the Closing Date, Assets with an aggregate market value of $1.0 billion, such right of first offer and right of first refusal shall expire with respect to all remaining Nonassignable Assets on the one-hundred eightieth (180th) day following the Outside Purchase Date. For the avoidance of doubt, Seller shall have no obligations under this Section 2.3(c) in the event (x) either Buyer shall have failed to purchase any Asset when obligated pursuant to Section 2.2(a) or Section 2.3(b) or (y) Athene USA shall have failed to provide the Debt Financing when obligated pursuant to the terms and conditions of the Loan Agreement.

(d) Each Buyer that is purchasing Nonassignable Assets shall provide Seller with a completed and executed U.S. Internal Revenue Service W-9.

2.4 Excluded Assets and Excluded Liabilities.

Notwithstanding anything to the contrary contained herein, (i) no assets other than those set forth on Exhibit A, Exhibit A-1 and Exhibit A-2 attached hereto (or as amended in accordance with Section 2.2(b)) shall be included in the purchase and sale hereunder, and all such other assets of Seller and its Subsidiaries (the “Excluded Assets”) shall remain the property of Seller or its applicable Subsidiary, and (ii) in no event shall Seller or any Subsidiary of Seller delegate (or be deemed to delegate) to any Buyer, and in no event shall any Buyer assume (or be deemed to assume), any liability or obligation of Seller, any Subsidiary of Seller or any other Person (whether relating to any period prior to, on or after the Closing) pursuant to this Agreement or any Ancillary Document. For the avoidance of doubt, no Buyer shall have any obligation to pay any termination fee or other amount under any Repurchase Agreement or other Contract to which any Asset is subject or bound.

2.5 Payments at the Closing.

(a) Each of the purchase price to be paid by Athene Iowa for the Athene Iowa Assets (the “Athene Iowa Consideration Amount”) and the purchase price to be paid by Athene Delaware for the Athene Delaware Assets (the “Athene Delaware Consideration Amount” and, together with the Athene Iowa Consideration Amount, the “Closing Consideration Amount”) shall be calculated based on the value of such Assets as of the Pricing Date in accordance with the methodology set forth on Schedule 1 attached hereto. Seller shall, upon the reasonable written request of the Buyer Representative and subject to the terms and conditions of the Merger Agreement, exercise Seller’s right pursuant to Schedule C of the Merger Agreement to request that AMTG challenge the pricing methodologies used in determining the Company Book Value pursuant to the Merger Agreement.

(b) Within five (5) Business Days following the Pricing Date Seller shall prepare and deliver to the Buyer Representative its initial calculations of the Athene Iowa Consideration Amount and the Athene Delaware Consideration Amount. At least three (3) Business Days prior to the Closing Date, Seller shall deliver to the Buyer Representative a written notice setting forth the calculation of the Athene Iowa Consideration Amount and the Athene Delaware Consideration Amount, in each case, less any amount thereof attributable to a Nonassignable Asset (the “Closing Date Calculation Notice”).

(c) At the Closing, (i) subject to Section 2.6, Athene Iowa shall pay to Seller in consideration for all of the Athene Iowa Assets (other than any Nonassignable Asset) an amount in cash equal to the Athene Iowa Closing Consideration Amount less any amount thereof attributable to a Nonassignable Asset as set forth in the Closing Date Calculation Notice, by wire transfer of immediately available funds to an account or accounts designated by Seller no fewer than three (3) Business Days prior to the Closing Date, (ii) subject to Section 2.6, Athene Delaware shall pay to Seller in consideration for all of the Athene Delaware Assets (other than any Nonassignable Asset) an amount in cash equal to the Athene Delaware Closing Consideration Amount less any amount thereof attributable to a Nonassignable Asset as set forth in the Closing Date Calculation Notice, by wire transfer of immediately available funds to an account or accounts designated by Seller no fewer than three (3) Business Days prior to the Closing Date, and (iii) Seller shall deliver the Assets (other than any Nonassignable Asset), or cause such Assets to be delivered, to each applicable Buyer free and clear of all Liens.

2.6 Set-Off. To the extent that Athene USA sets off, pursuant to the second sentence of Section 2.2(b)(ii) of the Loan Agreement, any portion of the amount payable by a Buyer pursuant to clause (ii) of the last sentence of Section 2.3(b), or pursuant to clause (i) or (ii) of Section 2.5(c), such portion so set off shall be deemed for all purposes of this Agreement to have been paid in accordance with Section 2.3(b) or 2.5(c), as applicable.

2.7 Allocation of the Purchase Price. Seller and Buyers agree to allocate the purchase price among the Assets in a manner consistent with Schedule 1 for U.S. federal, state and local Tax purposes.

ARTICLE III

Representations and Warranties of Seller

Seller hereby represents and warrants to each Buyer as of the date hereof and as of the Closing Date as follows:

3.1 Organization and Power.

Seller is a corporation duly incorporated, validly existing and in good standing under the Laws of its jurisdiction of organization. Seller has full power and authority to execute, deliver and perform this Agreement and the Ancillary Documents to which it is a party and to consummate the Contemplated Transactions. Seller has all power and authority, and possesses all governmental licenses and permits necessary to enable it to own or lease and to operate its properties and assets and carry on its business as currently conducted, except such power, authority, licenses and permits the absence of which do not have a Seller Material Adverse Effect.

3.2 Authorization and Enforceability.

The execution and delivery of this Agreement and the Ancillary Documents to which Seller is a party and the performance by Seller of the Contemplated Transactions that are required to be performed by Seller have been duly authorized by Seller and no other corporate proceedings on the part of Seller (including, without limitation, any shareholder vote or approval) are necessary to authorize the execution, delivery and performance of this Agreement and the Ancillary Documents to which Seller is a party or the consummation of the Contemplated Transactions. This Agreement and each of the Ancillary Documents to be executed and delivered at the Closing by Seller will be, at the Closing, duly authorized, executed and delivered by Seller. Assuming the due authorization, execution and delivery of this Agreement by Buyers, this Agreement constitutes, and assuming the due authorization, execution and delivery of each Ancillary Document to which Seller is a party by each other party thereto, such Ancillary Document will constitute, a valid and legally binding agreements of Seller enforceable against Seller in accordance with their terms, subject to bankruptcy, insolvency, reorganization and other Laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

3.3 No Violation.

(a) The execution and delivery by Seller of this Agreement and the Ancillary Documents to which Seller is a party, the consummation of the Contemplated Transactions that are required to be performed by Seller and the compliance with the terms of this Agreement and the Ancillary Documents to which Seller is a party will not (i) conflict with or violate any provision of the certificate of incorporation or bylaws of Seller, (ii) assuming that all consents, approvals and authorizations contemplated by Section 3.4 have been obtained and all filings described therein have been made, conflict with or violate in any material respect any Law applicable to Seller or by which its properties are bound or affected, or (iii) result in the creation of, or require the creation of, any Lien upon any of the Assets.

(b) Except as set forth on Schedule 3.3 attached hereto, none of the execution, delivery or performance of this Agreement by Seller, the consummation by Seller of the Contemplated Transactions or the compliance by Seller with any of the provisions of this Agreement will accelerate the performance required by, result in any termination, cancellation or modification of, or loss of benefit under, violation or breach of, or constitute (with or without notice or lapse of time or both) a default (or give rise to any right, including, but not limited to, any right of termination, amendment, cancellation or acceleration) under, any of the terms, conditions or provisions of any Contract to which Seller is a party or by which the Assets are bound.

(c) The Contemplated Transactions are not subject to any “bulk transfer” or similar Law.

3.4 Authorizations and Consents.

(a) Except as set forth on Schedule 3.4(a), no consents, licenses, approvals or authorizations of, or registrations, declarations or filings with, any Governmental Entity or other Person (“Consents”) are required to be obtained or made by Seller or any of its Subsidiaries (including any Person that has become a Subsidiary of Seller pursuant to the Mergers) in connection with the execution, delivery and performance of this Agreement or any Ancillary Documents to which Seller is, or is to be, a party or the consummation by Seller or its Subsidiaries (including any Person that has become a Subsidiary of Seller pursuant to the Mergers) of the Contemplated Transactions.

(b) Schedule 3.4(b) sets forth a true and complete list of all the Repurchase Agreements (and no other Contracts).

3.5 Title to Assets; Assets in Book-Entry Form.

Immediately after the Closing (or with respect to each Nonassignable Asset, immediately after the transfer of such Asset to the applicable Buyer on the applicable Post-Closing Transfer Date), (i) the applicable Buyer will have good and valid title to all of the Assets transferred to such Buyer and (ii) such Assets will be free and clear of all Liens other than any Liens created by such Buyer. All Assets are held in book-entry form by DTC.

3.6 No Brokers.

Except for Houlihan Lokey Capital, Inc. (whose fees will be paid by Seller), no broker, investment banker, financial advisor or other Person is entitled to receive any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with this Agreement or the Contemplated Transactions based upon arrangements made by or on behalf of Seller.

3.7 Disclaimer.

Notwithstanding anything to the contrary contained in this Agreement, neither Seller nor any of its Affiliates, representatives or advisors has made, or shall be deemed to have made, to Buyers or any other Person any representation or warranty other than those expressly made by Seller in this Article III.

ARTICLE IV

Representations and Warranties of Buyers

Each Buyer hereby, severally and not jointly, represents and warrants to Seller as of the date hereof and as of the Closing Date as follows:

4.1 Organization and Power.

Such Buyer is a stock life insurance company duly formed, validly existing and in good standing under the Laws of its jurisdiction of domicile and has full power and authority to execute and deliver this Agreement and the Ancillary Documents to which it is a party, to perform its obligations hereunder and thereunder and to consummate the Contemplated Transactions.

4.2 Authorization and Enforceability.

The execution and delivery of this Agreement and the Ancillary Documents to which such Buyer is a party and the performance by such Buyer of the Contemplated Transactions have been duly authorized by such Buyer and no other corporate proceedings on the part of such Buyer (including, without limitation, any shareholder vote or approval) are necessary to authorize the execution, delivery and performance of this Agreement and the Ancillary Documents to which such Buyer is a party or the consummation of the Contemplated Transactions. This Agreement is, and each of the Ancillary Documents to be executed and delivered at the Closing by such Buyer will be at the Closing, duly authorized, executed and delivered by such Buyer. Assuming the due authorization, execution and delivery of this Agreement by Seller and each other Buyer, this Agreement constitutes, and assuming the due authorization, execution and delivery of each Ancillary Document to which such Buyer is a party by each other party thereto, such Ancillary Document will constitute, a valid and legally binding agreements of such Buyer enforceable against such Buyer, in accordance with their terms, subject to bankruptcy, insolvency, reorganization and other Laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

4.3 No Violation.

The execution and delivery by such Buyer of this Agreement and the Ancillary Documents to which such Buyer is a party, the consummation of the Contemplated Transactions and the compliance with the terms of this Agreement and the Ancillary Documents to which such Buyer is a party will not (a) conflict with or violate any provision of the certificate of incorporation, bylaws or similar organizational documents of such Buyer, or (b) assuming that all consents, approvals and authorizations contemplated by Section 4.4 have been obtained and all filings described therein have been made, conflict with or violate in any material respect any Law applicable to such Buyer or by which its respective properties are bound or affected. Neither such Buyer nor its Affiliates are subject to any Contract that would impair or delay such Buyer’s ability to consummate the Contemplated Transactions.

4.4 Authorizations and Consents.

No Consents other than the Regulatory Approval applicable to such Buyer are required to be obtained or made by such Buyer in connection with the execution, delivery, performance, validity and enforceability of this Agreement or any Ancillary Documents to which such Buyer is, or is to be, a party or the consummation by such Buyer of the Contemplated Transactions.

4.5 Financial Capacity.

Such Buyer has and will have available on the Closing Date and each Post-Closing Transfer Date (if any), capital and liquidity in amounts that are sufficient to pay the Closing Consideration Amount as required by and in accordance with this Agreement.

4.6 No Brokers.

Except for Athene Asset Management, L.P. (whose fees will be paid by such Buyer), no broker, investment banker, financial advisor or other Person is entitled to receive any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with this Agreement or the Contemplated Transaction based upon arrangements made by or on behalf of such Buyer.

4.7 No Inducement or Reliance; Independent Assessment.

(a) Such Buyer has not been induced by and has not relied upon any representations, warranties or statements, whether express or implied, made by Seller (or its Affiliates, officers, directors, employees, agents or representatives) that are not expressly set forth in Article III hereof, whether or not any such representations, warranties or statements were made in writing or orally.

(b) Such Buyer acknowledges that Seller (or its Affiliates, officers, directors, employees, agents or representatives) does not make, will not make and has not made any representation or warranty, express or implied, as to the prospects of the Assets or their profitability for such Buyer, or with respect to any forecasts, projections or business plans made available to such Buyer (or its Affiliates, officers, directors, employees, agents or representatives) in connection with such Buyer’s review of the Assets.

ARTICLE V

Covenants

5.1 Conduct of Seller; Merger Agreement Rights; Cooperation; Repurchase Agreements.

(a) During the period from the date hereof through the Closing Date or earlier termination of the Merger Agreement in accordance with its terms, Seller shall use its reasonable best efforts to comply with and perform its obligations under the Merger Agreement, subject to and in accordance with the terms thereof.

(b) Seller shall not amend or waive, or consent to any amendment or waiver of, any provision of the Merger Agreement where such amendment, waiver or consent (i) would have, or would reasonably be expected to have, an adverse effect on any of the Assets, (ii) would, or would reasonably be expected to, materially delay, or prevent, the Closing or (iii) would alter any term in this Agreement, the Stock Purchase Agreement or the loan agreement governing the Debt Financing, that is defined by reference to the Merger Agreement, in each case, without the Buyer Representative’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed.

(c) Without limiting the immediately following sentence, Seller shall use reasonable best efforts to, and shall cause its Subsidiaries to use reasonable best efforts to, amend or terminate any Repurchase Agreement, or obtain counterparty waivers or consents with respect thereto, to the extent necessary to permit the sale, transfer, assignment and delivery of all of its and its applicable Subsidiaries’ right, title and interest in and to the Assets free and clear of all Liens to each applicable Buyer at the Closing pursuant to Section 2.2(a) and/or on one or more Post-Closing Transfer Dates pursuant to Section 2.3(b). Additionally, Seller shall cause all of its and its applicable Subsidiaries’ right, title and interest in and to the Nonassignable Assets (if any) to be sold, transferred, assigned and delivered to each applicable Buyer free and clear of all Liens (including by, to the extent necessary, paying any and all termination and transfer fees (however described) under any Repurchase Agreement or other Contract to which such Nonassignable Asset is subject) against payment for each such Nonassignable Asset in accordance with Section 2.3(b), such that (x) on or prior to the third (3rd) Business Day following the Closing Date, Seller and its Subsidiaries shall have sold, transferred, assigned and delivered (or caused to be sold, transferred, assigned and delivered) to Buyers, on the Closing Date and any Post-Closing Transfer Dates, collectively, Assets with an aggregate market value of at least $500 million, and (y) on or prior to the Outside Purchase Date, Seller and its Subsidiaries shall have sold, transferred, assigned and delivered (or caused to be sold, transferred, assigned and delivered) to Buyers, on the Closing Date and any Post-Closing Transfer Dates, collectively, Assets with an aggregate market value of at least $1.0 billion.

(d) Seller shall cooperate in good faith with Buyers and use its reasonable best efforts to ensure that AMTG materially complies with its obligations under Section 6.17(c) of the Merger Agreement.

(e) Seller shall promptly notify the Buyer Representative of any material communication, and provide the Buyer Representative with copies thereof if such communication is in writing, received from AMTG, any of AMTG’s Affiliates or Representatives or any Governmental Entity, relating to or affecting the status of the transactions contemplated by the Merger Agreement that have or would reasonably be expected to have any adverse effect on the Assets, the timing of the Mergers or the matters that are the subject of the Contemplated Transactions. On the same day that Seller receives any broker quote or BofA Price Delta (as defined in Schedule C of the Merger Agreement) from AMTG with respect to any Asset, Seller shall deliver the same to the Buyer Representative.

(f) From the date hereof through and including the Closing Date (or with respect to any Nonassignable Asset, the Post-Closing Transfer Date, if any, on which such Asset is transferred to the applicable Buyer), Seller shall provide the Buyer Representative with pricing information regarding the Assets on a monthly basis in the same form such information is provided by AMTG to Seller under the Merger Agreement.

5.2 Access to Information Prior to the Closing.

During the period from the date hereof through the Closing Date, Seller shall use reasonable best efforts to cause AMTG to give the Buyer Representative and its authorized representatives reasonable access during regular business hours to all books and records (including Tax records) related to the Assets as such Buyer may reasonably request; provided, that such Buyer and its representatives shall take such action as is deemed necessary in the reasonable judgment of Seller or AMTG, as the case may be, to schedule such access through a designated officer of Seller or AMTG, as the case may be, and in such a way as to avoid disrupting in any material respect the normal operations of Seller or AMTG, as the case may be. Notwithstanding the foregoing, neither the Seller nor AMTG shall be required by this Section 5.2 to provide any Buyer or its representatives with access to or to disclose information (x) that is subject to the terms of a confidentiality agreement with a third party entered into prior to the date of this Agreement (provided, however, that Seller shall use, and shall use reasonable best efforts to cause AMTG to use, its reasonable best efforts to obtain the required consent of such third party to such access or disclosure), (y) the disclosure of which would violate or contravene any Law (provided, however, that Seller shall use, and shall use reasonable best efforts to cause AMTG to use, its reasonable best efforts to make appropriate substitute arrangements to permit reasonable disclosure not in violation of any Law) or (z) that is subject to any attorney-client, attorney work product or other legal privilege of such party or its Subsidiaries (provided, however, that Seller shall use, and shall use reasonable best efforts to cause AMTG to use, its reasonable best efforts to allow for such access or disclosure to the maximum extent that does not result in a loss of any such attorney-client, attorney work product or other legal privilege).

5.3 Consents and Approvals.

(a) Upon the terms and subject to the conditions set forth in this Agreement, each Buyer and Seller shall and shall cause their respective Subsidiaries, to use reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other party in doing, all things necessary, proper or advisable under applicable Law or pursuant to any contract or agreement to consummate and make effective, as promptly as practicable, the Contemplated Transactions, including (i) the taking of all actions necessary to cause the conditions to Closing set forth in Article VI to be satisfied, (ii) the obtaining of all necessary actions or nonactions, waivers, consents and approvals from Governmental Entities or other Persons necessary in connection with the consummation of the Contemplated Transactions and the making of all necessary registrations and filings (including filings with Governmental Entities, if any) and the taking of all reasonable steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Entity or other Persons necessary in connection with the consummation of the Contemplated Transactions, (iii) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the Contemplated Transactions so as to enable the Closing to occur as soon as reasonably practicable, and (iv) the execution and delivery of any additional instruments necessary to consummate the Contemplated Transactions and to fully carry out the purposes of this Agreement.

(b) Without limiting Section 5.3(a), each Buyer shall, and shall cause its respective Subsidiaries to, use reasonable best efforts to obtain such Buyer’s applicable Regulatory Approval as promptly as practicable following the date hereof. Each Buyer shall keep Seller reasonably informed of any material communication received by such Buyer from, or given by such Buyer to, the applicable Governmental Entity responsible for granting such Buyer’s applicable Regulatory Approval.

5.4 Public Announcements and Disclosure.

The initial press release regarding this Agreement and the Contemplated Transactions shall be made at such time and in such form as the Buyer Representative and Seller agree; provided that in the event the parties cannot agree, either party shall be permitted to make any disclosure required by Law. From and after the date hereof, so long as this Agreement is in effect, neither Buyers nor Seller will issue or make any subsequent press release, public statement or other disclosure to a third party with respect to this Agreement or the Contemplated Transactions without the prior consent of the other party (which consent shall not be unreasonably withheld, conditioned or delayed), unless such party determines, after consultation with outside counsel, that it is required by applicable Law or by any listing agreement with or the listing rules of the New York Stock Exchange or other exchange to issue or cause the publication of any press release or other announcement or disclosure with respect to the Mergers or this Agreement, in which event such party shall endeavor, on a basis reasonable under the circumstances, to provide a meaningful opportunity to the other party to review and comment upon such press release or other announcement or disclosure and shall give due consideration to all reasonable additions, deletions or changes suggested thereto.

5.5 Exclusivity.

Except as contemplated by this Agreement and the Ancillary Documents, prior to the Closing or until the date that is twelve (12) months following the termination of this Agreement in accordance with its terms, Buyers will not, and will cause their Affiliates, representatives and agents not to, directly or indirectly, solicit, continue inquiries, encourage, facilitate, initiate any contact, enter into discussions or negotiations, furnish any information with respect to or enter into any agreement or other instruments (whether or not binding) with any Person other than Seller or its Affiliates concerning the submission of any proposal or offer to AMTG or any of its Affiliates (other than Seller) relating to any of the following: (i) a liquidation, dissolution or recapitalization of, (ii) a merger or consolidation with or into, (iii) an acquisition or purchase of any assets of or any equity interest in, or (iv) any similar transaction or business combination involving, in each case, AMTG or any of its Subsidiaries or any asset owned by AMTG or any of its Subsidiaries, as applicable. Buyers and each of their Affiliates shall, and shall cause their respective representatives and agents to, discontinue immediately any negotiations or discussions with respect to any of the foregoing.

5.6 Post-Transfer Remittances.

From and after the date on which any Asset is sold to a Buyer pursuant to Section 2.2(a) or Section 2.3(b) of this Agreement, to the extent that Seller or any of its Subsidiaries (including any Person that has become a Subsidiary of Seller pursuant to the Mergers) receives any payment of principal, interest or other proceeds with respect to such Asset, Seller shall, or shall cause its applicable Subsidiary to, hold such amounts in trust for the account of such Buyer and pay such principal, interest or other proceeds to such Buyer as promptly as practicable.

ARTICLE VI

Conditions to Closing

6.1 Conditions to All Parties’ Obligations.

The obligations of the parties to consummate the Contemplated Transactions are subject to the fulfillment prior to or at the Closing of each of the following conditions (any or all of which may be waived by the parties to the extent permitted by applicable Law):

(a) Statutes; Court Orders. No court of competent jurisdiction or other Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law, Order, stipulation or other legal restraint (whether temporary, preliminary or permanent) (an “Injunction”), in any case, which is in effect and which prevents, prohibits or makes illegal the consummation of the Contemplated Transactions.

(b) Consummation of the First Merger. The First Merger shall have been fully consummated, and in full force and effect, in accordance with the terms of the Merger Agreement.

6.2 Conditions to Seller’s Obligations.

The obligations of Seller to consummate the Contemplated Transactions are subject to the fulfillment at or prior to the Closing of each of the following conditions (any or all of which may be waived in whole or in part by Seller to the extent permitted by applicable Law):

(a) Representations and Warranties. The representations and warranties of Buyers contained in Article IV hereof shall be true and correct (without regard to any materiality, Buyer Material Adverse Effect or other similar qualification contained in or otherwise applicable to such representation or warranty) as of the date hereof and as of the Closing Date (except for representations and warranties which address matters only as of a specific date, which representations and warranties shall be true and correct as of such specified date), except to the extent that the failure to be so true and correct, individually or in the aggregate, would not have a Buyer Material Adverse Effect.

(b) Performance. Each Buyer shall have performed and complied in all material respects with all agreements and covenants required by this Agreement to be so performed or complied with by such Buyer at or prior to the Closing.

(c) Stock Purchase Agreement and Debt Financing. Each of the Stock Purchase Agreement and the Debt Financing shall be in full force and effect and there shall have been no material default thereunder by Athene USA.

(d) Deliveries. Seller shall have received the deliveries contemplated by Article VIII.

6.3 Conditions to Buyers’ Obligations.

The obligations of each Buyer to consummate the Contemplated Transactions are subject to the fulfillment at or prior to the Closing of each of the following conditions (any or all of which may be waived in whole or in part by such Buyer to the extent permitted by applicable Law):

(a) Representations and Warranties. The representations and warranties of Seller contained in Article III hereof shall be true and correct (without regard to any materiality, Seller Material Adverse Effect or other similar qualification contained in or otherwise applicable to such representation or warranty) as of the date hereof and as of the Closing Date (except for representations and warranties which address matters only as of a specific date, which representations and warranties shall be true and correct as of such specified date), except to the extent that the failure to be so true and correct, individually or in the aggregate, would not have a Seller Material Adverse Effect.

(b) Performance. Seller shall have performed and complied in all material respects with all agreements and covenants required by this Agreement to be so performed or complied with by Seller at or prior to the Closing.

(c) Regulatory Approval. Each Buyer shall have obtained its applicable Regulatory Approval.

(d) No Liens. Each Asset scheduled to be sold and assigned by Seller at the Closing shall be free and clear of all Liens.

(e) Deliveries. The Buyer Representative shall have received the deliveries contemplated by Article VII.

(f) Closing Date. The Closing shall occur on the same date as the date of the First Merger.

ARTICLE VII

Deliveries by Seller at Closing

On the Closing Date, Seller shall deliver or cause to be delivered to the Buyer Representative:

7.1 Officer’s Certificate.

An officer’s certificate signed by a duly authorized executive officer of Seller to the effect set forth in Sections 6.3(a) and 6.3(b).

7.2 Receipt.

A counterpart signature page to the cross-receipt, in a form mutually agreed among the parties (the “Cross-Receipt”), executed by a duly authorized executive officer of Seller or its applicable Subsidiary confirming the receipt of the Closing Consideration Amount.

7.3 Further Instruments.

Such documents of further assurance reasonably necessary and typical for transactions similar to the Contemplated Transactions in order to complete the Contemplated Transactions. Without limitation to the foregoing, each of Seller and AMTG shall provide the Buyer Representative with an executed “certification of non-foreign status” in the form and manner set forth in Treasury Regulations Section 1.1445-2(b)(2).

ARTICLE VIII

Deliveries by Buyer at Closing

On the Closing Date, Buyers shall deliver or cause to be delivered to Seller:

8.1 Officer’s Certificate.

A certificate signed by a duly authorized executive officer of the Buyer Representative to the effect set forth in Sections 6.2(a) and 6.2(b).

8.2 Receipt.

A counterpart signature page to the Cross-Receipt executed by a duly authorized representative of each applicable Buyer confirming the receipt of such Buyer’s applicable Assets.

8.3 Closing Consideration Amount. The Closing Consideration Amount, by wire transfer of immediately available funds, to the account or accounts designated by Seller.

ARTICLE IX

Survival

9.1 Survival.

All of the representations and warranties of the parties set forth in this Agreement shall terminate and expire as of the Closing, and all liability and obligations of any nature with respect to such representations and warranties shall thereupon be extinguished; provided, however, that representations and warranties set forth in the first sentence of Section 3.5 shall, with respect to a particular Asset (including any Nonassignable Asset), survive the Closing (and, if applicable, the Post-Closing Transfer Date applicable thereto) and the transfer of such Asset to the applicable Buyer until the twelve month anniversary of the Closing (or, if applicable, the Post-Closing Transfer Date applicable to such Asset).

ARTICLE X

Termination

10.1 Termination.

This Agreement may be terminated and the Contemplated Transactions may be abandoned prior to the Closing Date:

(a) at any time, by mutual written agreement of Seller and the Buyer Representative; or

(b) at any time, by either Seller or the Buyer Representative (i) if any Injunction having any of the effects set forth in Section 6.1(a) of this Agreement shall be in effect and have become final and nonappealable or (ii) at any time following the termination of the Merger Agreement in accordance with its terms; or

(c) by written notice from the Buyer Representative to Seller, if a breach of or failure to perform any representation, warranty, covenant or agreement on the part of Seller set forth herein shall have occurred, which breach or failure to perform (i) would give rise to the failure of a condition set forth in Section 6.3(a) or 6.3(b), and (ii) after receipt by Seller of written notice from the Buyer Representative of such breach or failure to perform, cannot be cured prior to the Closing Date, provided, that no Buyer is then in breach with respect to any of its representations, warranties, covenants or other agreements contained in this Agreement; or

(d) by written notice from Seller to the Buyer Representative, if a breach of or failure to perform any representation, warranty, covenant or agreement on the part of any Buyer set forth herein shall have occurred, which breach or failure to perform (i) would give rise to the failure of a condition set forth in Section 6.2(a) or 6.2(b), and (ii) after receipt by the Buyer Representative of written notice from Seller of such breach or failure to perform, cannot be cured prior to the Closing Date, provided, that Seller is not then in breach with respect to any of its representations, warranties, covenants or other agreements contained in this Agreement; or

(e) by written notice from Seller to the Buyer Representative, if (i) all of the conditions set forth in Sections 6.1 and 6.3 have been and continue to be satisfied or waived (other than those conditions that by their nature cannot be satisfied other than at Closing), (ii) Seller has confirmed by written notice to the Buyer Representative that it stands ready, willing and able to consummate the Contemplated Transactions when required pursuant to Section 2.1 and (iii) any Buyer fails to consummate the Contemplated Transactions within three (3) Business Days of the date the Closing should have occurred pursuant to Section 2.1 (it being understood that during such three (3) Business Day period, Seller shall not be entitled to terminate this Agreement); or

(f) by written notice from the Buyer Representative to Seller, if (i) all of the conditions set forth in Sections 6.1 and 6.2 have been and continue to be satisfied or waived (other than those conditions that by their nature cannot be satisfied other than at Closing), (ii) the Buyer Representative has confirmed by written notice to Seller that each Buyer stands ready, willing and able to consummate the Contemplated Transactions when required pursuant to Section 2.1 and (iii) Seller fails to consummate the Contemplated Transactions within three

(3) Business Days of the date the Closing should have occurred pursuant to Section 2.1 (it being understood that during such three (3) Business Day period, the Buyer Representative shall not be entitled to terminate this Agreement); or

(g) by written notice from the Buyer Representative to Seller, if the Closing shall not have occurred by October 26, 2016.

10.2 Procedure and Effect of Termination.

In the event of the termination of this Agreement and the abandonment of the Contemplated Transactions, written notice thereof shall be given by a terminating party to the other parties, and this Agreement shall terminate and the Contemplated Transactions shall be abandoned without further action by any of the parties. If this Agreement is terminated pursuant to Section 10.1:

(a) At Seller’s request, each Buyer shall promptly cause to be returned to Seller or destroy all documents and information obtained in connection with this Agreement and the Contemplated Transactions and all documents and information obtained in connection with such Buyer’s investigation of the Assets from Seller or its representatives, including any copies made by or supplied to such Buyer or any of such Buyer’s agents of any such documents or information.

(b) No party hereto shall have any obligation or liability to the other parties hereto, except that the parties hereto shall remain bound by the provisions of this Section 10.2 and Section 5.4, Section 5.5 and Article XI and by the provisions of the Joinder Agreement; provided, that nothing herein shall relieve a defaulting or breaching party from any liability or damages arising out of its breach of any covenant or agreement in this Agreement.

ARTICLE XI

Miscellaneous

11.1 Expenses.

All fees and expenses incurred in connection with the Contemplated Transactions shall be paid by the party incurring such expenses, whether or not the Contemplated Transactions are consummated.

11.2 Notices.

All notices, requests, claims, consents, demands and other communications hereunder shall be in writing and shall be deemed given if delivered to the applicable party (i) personally (notice deemed given upon receipt), (ii) telecopied (notice deemed given upon confirmation of receipt), (iii) sent by a nationally recognized overnight courier service, such as Federal Express (notice deemed given upon receipt of proof of delivery) or (iv) electronic mail (provided, that any such transmission by electronic mail shall be followed by a copy delivered in accordance with the foregoing clauses (i) or (iii)) (notice deemed given on the date sent if sent during normal business hours of the recipient, and on the next Business Day, if sent after normal business hours of the recipient). All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice, and a copy of each notice shall also be sent via e-mail.

If to Seller:	Apollo Commercial Real Estate Finance, Inc.
c/o Apollo Global Management, LLC
9 W. 57th Street, 43rd Floor
New York, NY 10019
Attn: Stuart Rothstein
Fax: (646) 219-3826
Email: srothstein@apollolp.com

With a copy (which shall not constitute notice) to:

Fried, Frank, Harris, Shriver & Jacobson LLP
One New York Plaza
New York, NY 10004
Attn: Steven Epstein, Esq.
Abigail Bomba, Esq.
Fax: (212) 859-4000
Email: steven.epstein@friedfrank.com
abigail.bomba@friedfrank.com

If to the Buyer Representative: Athene USA Corporation
c/o Athene Asset Management, L.P.
2121 Rosecrans Ave., Suite 5300
El Segundo, CA 90245
Attention: James Belardi
Facsimile: (310) 698-4492
Email: jbelardi@athene.com

With a copies (which shall not constitute notice) to:

Athene USA Corporation
c/o Athene Asset Management, L.P.
2121 Rosecrans Ave., Suite 5300
El Segundo, CA 90245
Attention: Legal Department
Facsimile: (310) 698-4481
Email: legal@athene.com

Sidley Austin LLP
One South Dearborn
Chicago, IL 60603
Attn: Perry J. Shwachman, Esq.
Paul L. Choi, Esq.
Fax: (312) 853-7036
Email: pshwachman@sidley.com
pchoi@sidley.com

If to Athene Iowa:	Athene Annuity and Life Company
c/o Athene Asset Management, L.P.
2121 Rosecrans Ave., Suite 5300
El Segundo, CA 90245
Attention: James Belardi
Facsimile: 310-698-4492
Email: jbelardi@athene.com

With a copies (which shall not constitute notice) to:

Athene Annuity and Life Company
c/o Athene Asset Management, L.P.
2121 Rosecrans Ave., Suite 5300
El Segundo, CA 90245
Attention: Legal Department
Facsimile: (310) 698-4481
Email: legal@athene.com

Sidley Austin LLP
One South Dearborn
Chicago, IL 60603
Attn: Perry J. Shwachman, Esq.
Paul L. Choi, Esq.
Fax: (312) 853-7036
Email: pshwachman@sidley.com
pchoi@sidley.com

If to Athene Delaware:		Athene Annuity & Life Assurance Company
c/o Athene Asset Management, L.P.
2121 Rosecrans Ave., Suite 5300
El Segundo, CA 90245
Attention: James Belardi
Facsimile: 310-698-4492
Email: jbelardi@athene.com

With a copies (which shall not constitute notice) to:

Athene Annuity & Life Assurance Company
c/o Athene Asset Management, L.P.
2121 Rosecrans Ave., Suite 5300
El Segundo, CA 90245
Attention: Legal Department
Facsimile: (310) 698-4481
Email: legal@athene.com

Sidley Austin LLP
One South Dearborn
Chicago, IL 60603
	Attn:	Perry J. Shwachman, Esq.
Paul L. Choi, Esq.
Fax: (312) 853-7036
	Email:	pshwachman@sidley.com
pchoi@sidley.com

11.3 Governing Law.

This Agreement shall in all respects be governed by, and construed in accordance with, the Laws (excluding conflict of laws rules and principles) of the State of Delaware applicable to agreements made and to be performed entirely within such State, including all matters of construction, validity and performance.

11.4 Entire Agreement.

This Agreement, together with the Exhibits hereto, the Ancillary Documents and the Joinder Agreement, constitute the entire agreement of the parties relating to the subject matter hereof and supersede all prior contracts or agreements, whether oral or written.

11.5 Severability.

Should any provision of this Agreement or the application thereof to any Person or circumstance be held invalid or unenforceable to any extent: (a) such provision shall be ineffective to the extent, and only to the extent, of such unenforceability or prohibition and shall be enforced to the greatest extent permitted by Law, (b) such unenforceability or prohibition in any jurisdiction shall not invalidate or render unenforceable such provision as applied (i) to other Persons or circumstances or (ii) in any other jurisdiction, and (c) such unenforceability or prohibition shall not affect or invalidate any other provision of this Agreement.

11.6 Amendment.

Neither this Agreement nor any of the terms hereof may be terminated, amended, supplemented or modified orally, but only by an instrument in writing signed by Buyers and Seller; provided, that the observance of any provision of this Agreement may be waived in writing by the party that will lose the benefit of such provision as a result of such waiver.

11.7 Effect of Waiver or Consent.

No waiver or consent, express or implied, by any party to or of any breach or default by any party in the performance by such party of its obligations hereunder shall be deemed or construed to be a consent or waiver to or of any other breach or default in the performance by such party of the same or any other obligations of such party hereunder. No single or partial exercise of any right or power, or any abandonment or discontinuance of steps to enforce any right or power, shall preclude any other or further exercise thereof or the exercise of any other right or power. Failure on the part of a party to complain of any act of any party or to declare any party in default, irrespective of how long such failure continues, shall not constitute a waiver by such party of its rights hereunder until the applicable statute of limitation period has run.

11.8 Parties in Interest; Limitation on Rights of Others.

The terms of this Agreement shall be binding upon, and inure to the benefit of, the parties hereto and their respective legal representatives, successors and assigns. Nothing in this Agreement, whether express or implied, shall be construed to give any Person (other than the parties hereto and their respective legal representatives, successors and assigns and as expressly provided herein) any legal or equitable right, remedy or claim under or in respect of this Agreement or any covenants, conditions or provisions contained herein, as a third party beneficiary or otherwise; provided that Athene USA, in its capacity as the Buyer Representative, shall constitute a third party beneficiary of this Agreement.

11.9 Assignability.

This Agreement shall not be assigned by any party without the prior written consent of the other parties hereto, except that (x) each Buyer shall be permitted to assign any of its rights or delegate any of its obligations under this Agreement, in each case in whole or in part, to one or more Persons without the consent of any other party (but in no event shall such assignment be permitted if it would delay or impair the ability of such Buyer (or its assignee) to purchase the Assets on the Closing Date or the Nonassignable Assets on any Post-Closing Transfer Date, as applicable, pursuant to the terms and conditions of this Agreement) and (y) Seller shall be permitted to assign any of its rights or delegate any of its obligations under this Agreement to one or more of its Subsidiaries with the consent of any other party, provided that no such assignment shall relieve the assigning party of its obligations under this Agreement.

11.10 Jurisdiction; Court Proceedings; Waiver of Jury Trial.

Any Litigation against any party to this Agreement arising out of or in any way relating to this Agreement shall be brought in any federal or state court located in the State of Delaware in New Castle County and each of the parties hereby submits to the exclusive jurisdiction of such courts for the purpose of any such Litigation; provided, that a final judgment in any such Litigation shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each party irrevocably and unconditionally agrees not to assert (a) any objection which it may ever have to the laying of venue of any such Litigation in any federal or state court located in the State of Delaware in New Castle County, (b) any claim that any such Litigation brought in any such court has been brought in an inconvenient forum and (c) any claim that such court does not have jurisdiction with respect to such Litigation. To the extent that service of process by mail is permitted by applicable Law, each party irrevocably consents to the service of process in any such Litigation in such courts by the mailing of such process by registered or certified mail, postage prepaid, at its address for notices provided for herein. Each party irrevocably and unconditionally waives any right to a trial by jury and agrees that any of them may file a copy of this paragraph with any court as written evidence of the knowing, voluntary and bargained-for agreement among the parties irrevocably to waive its right to trial by jury in any Litigation.

11.11 No Other Duties.

The only duties and obligations of the parties under this Agreement are as specifically set forth in this Agreement, and no other duties or obligations shall be implied in fact, Law or equity, or under any principle of fiduciary obligation.

11.12 Reliance on Counsel and Other Advisors.

Each party has consulted such legal, financial, technical or other expert as it deems necessary or desirable before entering into this Agreement. Each party represents and warrants that it has read, knows, understands and agrees with the terms and conditions of this Agreement.

11.13 Remedies.

All remedies, either under this Agreement or by Law or otherwise afforded to the parties hereunder, shall be cumulative and not alternative, and any Person having any rights under any provision of this Agreement will be entitled to enforce such rights specifically, to recover damages by reason of any breach of this Agreement and to exercise all other rights granted by Law, equity or otherwise.

11.14 Specific Performance.

The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, the parties agree that, in addition to any other remedies, each party shall be entitled to enforce the terms of this Agreement by a decree of specific performance without the necessity of proving the inadequacy of money damages as a remedy. Each party hereby waives any requirement for the securing or posting of any bond in connection with such remedy.

11.15 Counterparts.

This Agreement may be executed by facsimile signatures and in any number of counterparts with the same effect as if all signatory parties had signed the same document. All counterparts shall be construed together and shall constitute one and the same instrument. Signatures to this Agreement transmitted by facsimile transmission, by electronic mail in “portable document format” (“.pdf”), or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing the original signature.

11.16 Further Assurance.

If at any time after the Closing any further action is necessary or desirable to fully effect the Contemplated Transactions or any other of the Ancillary Documents, each of the parties shall take such further action (including the execution and delivery of such further instruments and documents) as any other party reasonably may request.

(signature pages follow)

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be duly executed and delivered in its name and on its behalf, all as of the day and year first above written.

ATHENE ANNUITY AND LIFE COMPANY

By: Athene Asset Management, L.P., its investment advisor

By: AAM GP Ltd., its General Partner

By:	/s/ James R. Belardi
Name:	James R. Belardi
Title:	Chief Executive Officer

ATHENE ANNUITY & LIFE ASSURANCE COMPANY

By: Athene Asset Management, L.P., its investment advisor

By: AAM GP Ltd., its General Partner

By:	/s/ James R. Belardi
Name:	James R. Belardi
Title:	Chief Executive Officer

[Signature Page to Asset Purchase and Sale Agreement]

APOLLO COMMERCIAL REAL ESTATE FINANCE, INC.

By:	/s/ Stuart A. Rothstein
Name:	Stuart A. Rothstein
Title:	President and Chief Executive Officer

[Signature Page to Asset Purchase and Sale Agreement]